Exhibit 3.10

CONFORMED COPY

Dated 10 July 2002

America Mineral Fields, Inc.

and

America Mineral Fields International Limited

and

AMF Holdings Limited

and

Anglo American Corporation of South Africa Limited

and

Ambase Prospects (Congo) Limited

and

Congo Mineral Developments Limited

DEED OF TERMINATION AND RELEASE

LINKLATERS One Silk Street London EC2Y 8HQ Telephone: (44-20) 7456 2000 Facsimile: (44-20) 7456 2222 Ref: CREK/RZZC

DEED OF TERMINATION AND RELEASE

This Deed is entered into on 10 July 2002 between:

(1)
AMERICA MINERAL FIELDS, INC. a company incorporated in the Yukon Territory, Canada (registered no. 24583) whose registered office is at Suite 300-204 Black Street, Whitehorse, Yukon Y1A 2M9, Canada (“AMF”);

(2)
AMERICA MINERAL FIELDS INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands (registered no. 174173) whose registered office is at Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands (“AMFI”);

(3)
AMF HOLDINGS LIMITED, a company incorporated in the British Virgin Islands (registered no. 280960) whose registered office is at Arawak Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands (“AMFL”);

(4)
ANGLO AMERICAN CORPORATION OF SOUTH AFRICA LIMITED, a company incorporated in the Republic of South Africa (registered no. 01-05309-06) whose registered office is at 44 Main Street, Johannesburg 2001, Republic of South Africa (“AAC”);

(5)
AMBASE PROSPECTS (CONGO) LIMITED, a company incorporated in the British Virgin Islands (registered no. 281216), whose registered office is at 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands (“AACL”); and

(6)
CONGO MINERAL DEVELOPMENTS LIMITED, a company incorporated in the British Virgin Islands (registered no. 271751), whose registered office is at 49 Main Street, Road Town, Tortola, British Virgin Islands (the “Company”) (the “Parties”),

for themselves and on behalf of the additional persons identified below.

Recitals:

The Parties wish to make provision for the termination of certain obligations relating to the Kolwezi Tailings Project.

Agreement:

1	Interpretation

1.1	In this Deed, the following words and expressions shall have the meanings set out below:

“AAC Releasees” means AAC, AACL and all their respective Affiliates, successors, assigns and present and former directors, alternate directors, officers and employees;

“AAC Releasors” means AAC, AACL and all their respective Affiliates, successors and assigns;

“Affiliate” means in relation to a Party:

(a)	any Person in which that Party holds fifty per cent. (50%) or more of the ordinary voting shares or which holds fifty per cent. (50%) or more of that Party’s ordinary voting shares;

(b)	any Person which, directly or indirectly, is Controlled by or Controls, or is under Common Control with, a Party; or

(c)	any Person or group of Persons being directors or executive officers of any Person referred to in (a) or (b) above,

but, for the avoidance of doubt, for the purposes of Clause 4 the Persons referred to in (c) above shall include only directors or executive officers of Persons referred to in (a) or (b) at the time of any alleged breach of that Clause;

“agreed form” means, in relation to any document, such document in the form agreed between the Parties and signed by their respective solicitors or attorneys for the purposes of identification;

“AMF Releasees” means AMF, AMFI and AMFL and all their respective Affiliates, successors, assigns and present and former directors, alternate directors, officers and employees;

“AMF Releasors” means AMF, AMFI and AMFL and all their respective Affiliates, successors and assigns;

“Claims” means any and all claims, causes of action, liabilities, rights and obligations (including those which arise hereafter upon a change in the relevant law), whether known or unknown, whether arising in equity or under common law or statute or by reason of breach of contract or in respect of any tortious or negligent act or omission (whether or not loss or damage caused thereby has yet been suffered) or otherwise, and whether in existence now or coming into existence at some time in the future, and whether or not in the contemplation of the Parties on the date hereof;

“Common Control” means the circumstances where two or more Persons are Controlled by the same Person or its Affiliates;

“Control” means:

(a)
the power (whether directly or indirectly) and whether by the ownership of share capital, the possession of voting power, contract or otherwise to appoint and/or remove all or such of the board of directors or other governing body of a Person as are able to cast a majority of the votes capable of being cast by the members of that board or body, or otherwise to control or have the power to control the policies and affairs of that Person; or

(b)
the holding and/or the ownership of the beneficial interest in, and/or the ability to exercise the voting rights applicable to, shares or other securities in any Person which confer in aggregate on the holders thereof (whether directly or indirectly) more than fifty per cent. (50%) of the voting rights exercisable at general meetings of that Person, and “Controlled by” shall have a corresponding meaning;

“Damages” means any and all reliefs or recoveries of whatever nature or description that may be sought in relation to any Claim. This includes monetary damages of every description, such as economic loss, property loss, any other item of loss or injury, statutory or penal damages; attorneys’ fees; pre-judgment or post-judgment or other interest, injunctive or declaratory relief; equitable relief of every kind; expenses and costs of court;

“Dispute” means any dispute, difference, disagreement, controversy or claim arising under, out of, in connection with or relating (in any manner whatsoever) to this Deed (including (without limitation) any dispute or difference as to the interpretation or performance of any provision of this Deed or regarding its breach, existence, termination or validity) or any Claims released hereunder;

“Facilities” means all plant and equipment, including, without limitation, the haulage roads and all buildings, factories and other structures, fixed installations and improvements and all other assets, moveable or immovable, for the processing, transportation, handling, storage, administration, offices, infrastructure or housing which have been acquired by the Company or have been or are to be used or acquired by or on behalf of the Company or any of its Affiliates specifically for or in relation to the development of the Kolwezi Tailings;

“Kolwezi Agreements” means the Subscription and Joint Venture Agreement dated 19 June 1998, a Deed of Amendment dated on or about 2 September 1998, any subsequent deeds of amendment thereto and a Project Implementation Deed dated 31 May 2001 all between the Parties;

“Kolwezi Tailings” means the tailings deposit of Kingamyambo, Musonoi Valley, Kasobantu and the new tailings still to be produced by the Kolwezi concentrator insofar as these are the property of Gécamines;

“Kolwezi Tailings Project” means all actions and things done prior to the date of this Deed by the Parties (or any of them), or their respective Affiliates and present and former agents, directors, alternate directors, officers, employees, consultants and sub-contractors (or any of them), whether or not in accordance with or as required or anticipated by the Kolwezi Agreements, in furtherance of or in connection with (i) the carrying into effect or compliance with the provisions of the Kolwezi Agreements or (ii) the development and operation of the Kolwezi Tailings in the Democratic Republic of Congo; and

“Project Assets” means:

(a)	for the purposes of Clause 3, the Kolwezi Tailings and the Facilities; and

(b)
for the purposes of Clause 4, the surface rights (but not the sub-surface rights) in respect of, and facilities and tailings (including the Facilities and the Kolwezi Tailings) located on, the land bound by the co-ordinates listed in Annexure “A” (in the agreed form) to this Deed.

1.2	The words “include” and “including” are to be construed without limitation.

2	Termination of Kolwezi Agreements

The Parties hereby terminate the Kolwezi Agreements (including the Clauses listed in the last three lines of Clause 2.2 of the Subscription and Joint Venture Agreement dated 19 June 1998 and in Clause 6.2(b)(iii) of the Project Implementation Deed dated 31 May 2001) and any documents entered into by one or more of the AAC Releasors with one or more of the AMF Releasors or CMD (but, for the avoidance of doubt, not any agreement with a third party) pursuant or in relation to them, including, without limitation, any deed of undertaking entered into or guarantee given by any one or more of the AAC Releasors pursuant to them.

3	Mutual Release

3.1
The AAC Releasors and the Company hereby (i) irrevocably fully finally and forever release, acquit and discharge the AMF Releasees from and waive any and all Claims which the AAC Releasors and the Company may have (whether alone or jointly with any other party or parties) against the AMF Releasees arising under, out of, in connection with or in relation to the Kolwezi Agreements, or any of the obligations contained therein, or otherwise relating to the Kolwezi Tailings Project or the Project Assets and finally and forever release, acquit and discharge them from and waive any and all Damages directly or indirectly arising from any such Claims, and (ii) agree and covenant not to sue or prosecute or bring, take or aid any action, proceeding or arbitration of any kind arising out of or in relation to the Kolwezi Agreements or otherwise relating to the Kolwezi Tailings Project or the Project Assets against the AMF Releasees in respect of any Claims or for any Damages.

3.2
For the purposes of Clause 3.1, AMF, AMFI and AMFL contract for themselves and as trustees for and on behalf of each of their respective Affiliates, successors, assigns and present and former directors, alternate directors, officers and employees.

3.3
The AMF Releasors and the Company hereby (i) irrevocably fully finally and forever release, acquit and discharge the AAC Releasees from and waive any and all Claims which the AMF Releasors and the Company may have (whether alone or jointly with any other party or parties) against the AAC Releasees arising under, out of, in connection with or in relation to the Kolwezi Agreements, or any of the obligations contained therein, or otherwise relating to the Kolwezi Tailings Project or the Project Assets and finally and forever release, acquit and discharge them from and waive any and all Damages, directly or indirectly arising from any such Claims, and (ii) agree and covenant not to sue or prosecute or bring, take or aid any action, proceeding or arbitration of any kind arising out of or in relation to the Kolwezi Agreements or otherwise relating to the Kolwezi Tailings Project or the Project Assets against the AAC Releasees in respect of any Claims or for any Damages.

3.4
For the purposes of Clause 3.3, AAC and AACL contract for themselves and as trustees for and on behalf of each of their respective Affiliates, successors, assigns and present and former directors, alternate directors, officers and employees.

3.5
The provisions of Clauses 3.1, 3.2, 3.3 and 3.4 shall not apply to any Claims arising under or out of the provisions of Clause 4 of this Deed, any Claims arising under or out of the Licence Agreement between the Parties dated the same date as this Deed or any Damages arising directly or indirectly from such Claims and shall not apply so as to inhibit or prevent any Party from enjoying or enforcing its proprietary rights in or to any property (including any intellectual property) or from pursuing any Claims (or seeking any Damages arising from such Claims) in respect thereof that may arise after the date of this Deed.

4	Exclusivity

4.1
The AAC Releasors hereby covenant with the AMF Releasees that (subject to the matters specified in Clause 4.2), for a period of seven years from the date of this Deed, they will not (and will procure that their Affiliates will not) unilaterally or in conjunction with any third party, acquire the Project Assets (or any part of them) or otherwise have any involvement with the development of the Project Assets or participate in any financial exploitation of the Project Assets.

4.2	Nothing in this Deed shall preclude any of the AAC Releasors or any of their Affiliates from having any involvement in or undertaking any activity in relation to any assets in the Democratic Republic of the Congo (including, for the avoidance of doubt, any copper or cobalt mines in the Kolwezi district) other than the Project Assets or from exercising or enjoying any easement, right or way, servitude, “servitude de passage” or similar right granted to it in respect of any land in the Kolwezi district.

5	Variation

No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

6	Assignment

No Party shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties hereto.

7	Confidentiality

7.1
Save as set out in Clause 7.2 below, the Parties shall procure that the subject matter of this Deed shall not be disclosed to any third party by or on behalf of any of the Parties without the prior written consent of all of them.

7.2	Any Party may announce or disclose information which would otherwise be prohibited by the terms of Clause 7.1 if and to the extent:

7.2.1
it is required in order to secure finance for the Company, AMF and/or any of its Affiliates from a third party or it is necessary or desirable to provide such information to third parties providing or contemplating providing equity, quasi-equity and/or debt finance to the Company, AMF and/or any of its Affiliates;

	7.2.2	such announcement has previously been agreed in writing by all the other Parties;

	7.2.3	it is required by law or by any relevant securities exchange or regulatory body;

	7.2.4	it is required for the purposes of giving effect to this Deed;

7.2.5
it is disclosed on a confidential basis to employees, directors, consultants and legal and professional advisers of each party who need to know the same for the purpose of implementing the arrangements contemplated in this Deed and who are informed of the confidential nature of the information; or

	7.2.6	such information has already come into the public domain other than through a disclosure by that Party or one of its Affiliates which breached a term of this Deed.

8	Governing Law and Jurisdiction

The Parties agree that the courts of England are the most convenient forum in which to resolve any Dispute. This Deed shall be governed by and construed in accordance with English law and each of the Parties hereby submits to the exclusive jurisdiction of the courts of England to determine any Dispute.

9	Appointments of Process Agents

9.1
Service of process in England in any legal action or proceedings arising out of this Deed may be effected upon AMF by delivery to St George’s House, 15 Hanover Square, London W1S 1HS. Service upon AMF shall be deemed completed when such process is delivered to the said address (or changed address notified to AACL in accordance with this Clause 9.1) whether or not it is forwarded to or received by AMF. AMF may notify AACL, in writing, of any change in the said address provided that such notification shall be effective to amend the preceding provisions of this Clause 9.1 only if the change is to a full and accurately described address (including post code) in England.

9.2
AMFI hereby irrevocably appoints AMF of St George’s House, 15 Hanover Square, London W1S 1HS as its agent to accept service of process in England in any legal action or proceedings arising out of this Deed, service upon whom shall be deemed completed when such process is delivered to AMF at the said address (or changed address notified to AACL in accordance with this Clause 9.2) whether or not it is forwarded to or received by AMFI. AMFI shall notify AACL, in writing, of any change in the address of the process agent of AMFI within 28 days of such change.

9.3
AMFL hereby irrevocably appoints AMF of St George’s House, 15 Hanover Square, London W1S 1HS as its agent to accept service of process in England in any legal action or proceedings arising out of this Deed, service upon whom shall be deemed completed when such process is delivered to AMFL at the said address (or changed address notified to AACL in accordance with this Clause 9.3) whether or not it is forwarded to or received by AMFL. AMFL shall notify AACL, in writing, of any change in the address of the process agent of AMFL within 28 days of such change.

9.4
AAC hereby irrevocably appoints Anglo American Services (UK) Ltd of 20 Carlton House Terrace, London SW1 5AN (“AASL”) as its agent to accept service of process in England in any legal action or proceedings arising out of this Deed, service upon whom shall be deemed completed when such process is delivered to AASL at the said address (or changed address notified to AMFL in accordance with this Clause 9.4) whether or not it is forwarded to or received by AAC. AAC shall notify AMFL, in writing, of any change in the address of the process agent of AAC within 28 days of such change.

9.5
AACL hereby irrevocably appoints Anglo American Services (UK) Ltd of 20 Carlton House Terrace, London SW1 5AN as its agent to accept service of process in England in any legal action or proceedings arising out of this Deed, service upon whom shall be deemed completed when such process is delivered to AASL at the said address (or changed address notified to AMFL in accordance with this Clause 9.5) whether or not it is forwarded to or received by AACL. AACL shall notify AMFL, in writing, of any change in the address of the process agent of AACL within 28 days of such change.

9.6
The Company hereby irrevocably appoints AMF of St George’s House, 15 Hanover Square, London W1S 1HS as its agent to accept service of process in England in any legal action or proceedings arising out of this Deed, service upon whom shall be deemed completed when such process is delivered to AMF at the said address (or changed address notified to AACL in accordance with this Clause 9.6) whether or not it is forwarded to or received by the Company. The Company shall notify AACL, in writing, of any change in the address of the process agent of the Company within 28 days of such change.

9.7
If any process agent ceases to be able to act as such or to have an address in England, the relevant Party irrevocably agrees to appoint a new process agent in England acceptable to AACL or AMFL (as the case may be) and to deliver to AACL or AMFL (as the case may be) within 14 days a copy of a written acceptance of appointment by the process agent.

9.8	Nothing in this Deed shall affect the right of any Party to serve process in any other manner permitted by law.

10	Miscellaneous

This Deed may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

IN WITNESS whereof this Deed has been executed and delivered on the date first stated above:

SIGNED and delivered as a DEED by AMERICA MINERAL FIELDS, INC., a company incorporated in the Yukon Territory, Canada, by E DENIS, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	E DENIS

SIGNED and delivered as a DEED by AMERICA MINERAL FIELDS INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands by A GODEFROID and B R PRYOR, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	A GODEFROID B R PRYOR

SIGNED and delivered as a DEED by AMF HOLDINGS LIMITED, a company incorporated in the British Virgin Islands by A GODEFROID and B R PRYOR, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	A GODEFROID B R PRYOR

SIGNED and delivered as a DEED by ANGLO AMERICAN CORPORATION OF SOUTH AFRICA LIMITED, a company incorporated in the Republic of South Africa by T BOSMAN, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	T BOSMAN

SIGNED and delivered as a DEED by AMBASE PROSPECTS (CONGO) LIMITED, a company incorporated in the British Virgin Islands by T BOSMAN, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	T BOSMAN

SIGNED and delivered as a DEED by CONGO MINERAL DEVELOPMENTS LIMITED, a company incorporated in the British Virgin Islands by B R PRYOR, being a person who, in accordance with the laws of that territory is acting under the authority of the Company
}	B R BRYOR

Annexure A
Project Assets Co-ordinates
KINGAMYAMBO

Name	Y	X	Direction	Distance
	Stand/Erf Number

30	437033,305	312052,908
31	437035,902	312258,038	0 : 43 : 31,2	205,146
32	437440,220	312575,061	51 : 54 : 00,9	513,787
33	437449,409	312850,732	1 : 54 : 32,9	275,824
34	438000,753	312869,111	88 : 05 : 26,7	551,650
35	438395,882	313443,427	34 : 31 : 40,6	697,112
36	439379,111	313576,668	82 : 16 : 57,5	992,216
37	439540,296	313160,709	158 : 49 : 06,8	446,097
38	439262,727	312957,030	233 : 43 : 44,2	344,281
39	439219,036	312840,519	200 : 33 : 20,8	124,434
40	439222,677	312578,369	179 : 12 : 15,4	262,175
41	439294,193	312331,639	163 : 50 : 07,8	256,886
42	439306,111	311890,684	178 : 27 : 06,5	441,116
30	437033,305	312052,908	274 : 04 : 57,4	2278,588

Area: 257,9068 Ha.

MUSONOI POLYGON

	GAUSS CO-ORDINATES		GEOGRAPHIC CO-ORDINATES
	Y	X	Longitude East	Latitude South

1	437.240.000	317.300.000	25º 25’ 33”	10º 40’ 16,6”
2	433.198.531	320.184.984	25º 23’ 53,3”	10º 38’ 13,3”
3	434.227.260	322.599.978	25º 24’ 10”	10º 37’ 13,3”
4	435.604.257	324.655.625	25º 25’ 16,6”	10º 36’ 26,8”
5	438.108.720	324.721.003	25º 26’ 31,6”	10º 36’ 06,6”
6	441.730.254	323.458.385	25º 28’ 20”	10º 36’ 56,6”
7	441.921.554	321.817.040	25º 28’ 36,6”	10º 37’ 30”
8	441.720.000	315.440.000	25º 29’ 10”	10º 41’ 15”
9	441.000.000	314.880.000	25º 28’ 3,3”	10º 41’ 56,6”
10	438.660.000	318.300.000	25º 26’ 23,3”	10º 39’ 43,3”

Area : 5.130 Ha.